  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2017

Griffin-Benefit Street Partners BDC Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55351

MD	47-0995168
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

On July 20, 2017, Benefit Street Partners, L.L.C. (“BSP”) informed Griffin-Benefit Street Partners BDC Corp. (the “Registrant”) that it was unable to come to terms with Griffin Capital BDC Advisor, LLC (“GBA”) to extend the term of the Letter of Agreement, dated March 6, 2017, among Griffin Capital Company, LLC, GBA, and BSP (the “Letter Agreement”), and consequently will no longer serve in its role as sub-advisor to the Registrant after July 31, 2017. The license agreement, dated January 16, 2015, between BSP and the Registrant (the "License Agreement"), under which the Registrant was granted a license to use the name "Benefit Street Partners" for so long as BSP or one of its affiliates remains the Registrant's sub-advisor, will cease effective July 31, 2017. Accordingly, the Registrant will change its name to Griffin Capital BDC Corp. on July 31, 2017. The Registrant and GBA have identified an interim sub-advisor to assist in overseeing the Registrant’s portfolio until completion of the currently contemplated reorganization. The Registrant and GBA are in the process of documenting that relationship and expect to complete such documentation on or prior to July 31, 2017.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the notice above, on July 20, 2017, Richard J. Byrne, a director of the Registrant and an officer of BSP, informed the Registrant of his resignation as a director of the Registrant effective July 31, 2017. Mr. Byrne's resignation is not due to any disagreement on any matter relating to the Registrant’s operations, policies or practices. Mr. Byrne has served as a director of the Registrant since its formation in May 2014.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-Benefit Street Partners BDC Corp.

Date: July 26, 2017	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary